Exhibit 4.11

FORM OF

ADIAL PHARMACEUTICALS, INC.

2017 EQUITY INCENTIVE PLAN

Adopted by the Board of Directors: [  ], 2017

Approved by the Stockholders: [  ], 2017

IPO Date: _________

1.  Establishment and Purpose.

The purpose of the Adial Pharmaceuticals, Inc. 2017 Equity Incentive Plan (the “Plan”) is to promote the interests of Adial Pharmaceuticals, Inc. (the “Company”) and the stockholders of the Company by providing officers, directors, employees and consultants of the Company with appropriate incentives and rewards to encourage them to enter into and continue in the employ or service of the Company, to acquire a proprietary interest in the long-term success of the Company and to reward the performance of individuals in fulfilling long-term corporate objectives.

2.  Definitions. For purposes of the Plan, the following terms shall be defined as set forth below.

(a)	“Administrator” means the Board of Directors or a Committee appointed by the Board of Directors that will be administering the Plan, in accordance with Section 3 hereof.

(b)	“Agreement” shall mean the written agreement between the Company and a Participant evidencing an Award.

(c)	“Annual Incentive Award” shall mean an Award described in Section 6(g) hereof that is based upon a period of one year or less.

(d)	“Award” shall mean any Option, Restricted Stock, Stock Bonus award, Stock Appreciation Right, Performance Award, Other Cash-Based Award or Other Stock-Based Award granted pursuant to the terms of the Plan.

(e)	“Award Agreement” shall mean either (i) a written or electronic agreement entered into between the Company and a Participant setting forth the terms and conditions of an Award including any amendment or modification thereof; or (ii) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Administrator may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant. Each Award Agreement shall be subject to the terms and conditions of the Plan and need not be identical.

(f)	“Beneficiary” and “Beneficiaries” means the person, persons, trust or trusts which have been designated by a Participant in his or her most recent written beneficiary designation submitted to the Administrator to receive the benefits specified under the Plan upon such Participant’s death or, if there is no designated Beneficiary or surviving designated Beneficiary, then the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

(g)	“Board of Directors” shall mean the Board of Directors of the Company.

(h)	“Capital Stock” means each and every class (if more than one) of common stock of the Company, regardless of the number of votes per share.

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(i)	“Cause” shall mean a termination of a Participant’s employment by the Company or any of its Subsidiaries due to (i) the continued failure, after written notice, by such Participant substantially to perform his or her duties with the Company or any of its Subsidiaries (other than any such failure resulting from incapacity due to reasonably documented physical illness or injury or mental illness); (ii) the Participant’s indictment or conviction of, or entering a plea of guilty or nolo contendere to, a crime constituting a felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; or (iii) the material breach by the Participant of any agreement between such Participant, on the one hand, and the Company, on the other hand. Notwithstanding the above, with respect to any Participant who is a party to an employment agreement with the Company, Cause shall have the meaning set forth in such employment agreement. The determination that a termination of the Participant’s service is either for Cause or without Cause shall be made by the Company, in its sole discretion.

(j)	A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(i)	any Person is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company) representing 50% or more of the Company’s then outstanding securities; or

(ii)	the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board of Directors or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least a two-thirds of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii)	there is consummated a merger or consolidation of the Company with any other corporation other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a re-capitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company) representing 50% or more of the combined voting power of the Company’s then outstanding securities; or

(iv)	the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity at least 75% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

(k)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder. References in the Plan to specific sections of the Code shall be deemed to include any successor provisions thereto.

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(l)	“Committee” shall mean the committee of the Board of Directors delegated with the authority to administer the Plan, or the full Board of Directors, as provided in Section 3 hereof. With respect to any decision involving an Award intended to satisfy the requirements of Section 162(m) of the Code, the Committee shall consist of two or more directors of the Company who are “outside directors” within the meaning of Section 162(m) of the Code. With respect to any decision involving an Award intended to satisfy the requirements of Rule 16b-3, the Committee shall consist solely of two or more “non-employee directors” within the meaning of Rule 16b-3. The fact that a Committee member shall fail to qualify under any of these requirements shall not invalidate an Award if the Award is otherwise validly made under the Plan. The Board of Directors may at any time appoint additional members to the Committee, remove and replace members of the Committee with or without Cause, and fill vacancies on the Committee however caused.

(m)	“Company” shall mean Adial Pharmaceuticals, Inc., a Delaware corporation, or any successor thereto, and, where appropriate, each of its Subsidiaries.

(n)	“Company Stock” shall mean the common stock of the Company, par value $0.001 per share.

(o)	“Disability” shall mean total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(p)	“Effective Date” shall mean the IPO Date, provided that this Plan has been adopted by the Board of Directors and approved by the stockholders of the Company.

(q)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(r)	The “Fair Market Value” of a share of Company Stock, as of a date of determination, shall mean (i) the closing sales price per share of Company Stock on the principal national securities exchange on which such Company Stock is listed on the date of the grant of such Award; (ii) if the shares of Company Stock are not listed or admitted to trading on any such exchange, the closing price of the shares of Company Stock on the principal securities market on which the shares trade as reported for the last preceding date on which there was a sale of such stock on such market; or (iii) if the shares of Company Stock are not then listed on a national securities exchange or traded on a securities market or in an over-the-counter market or the value of such shares is not otherwise determinable, such value as determined by the Administrator in good faith upon the advice of a qualified valuation expert. In no event shall the Fair Market Value of any share of Company Stock, the Option exercise price of any Option, the appreciation base per share of Company Stock under any Stock Appreciation Right, or the amount payable per share of Company Stock under any other Award, be less than the par value per share of Company Stock.

(s)	“Full Value Award” shall mean any Award, other than an Option or a Stock Appreciation Right, which Award is settled in Company Stock.

(t)	“Incentive Stock Option” shall mean an Option that is an “incentive stock option” within the meaning of Section 422 of the Code, or any successor provision, and that is designated by the Administrator as an Incentive Stock Option.

(u)	“IPO Date” means the date on which the underwriting agreement between the Company and the underwriter(s) managing the initial public offering of the Company Stock, pursuant to which the Company Stock is priced for the initial public offering, is executed.

(v)	“Long-Term Incentive Award” shall mean an Award that is based upon a period in excess of one year.

(w)	“Nonemployee Director” shall mean a member of the Board of Directors who is not an employee of the Company.

(x)	“Nonstatutory Stock Option” shall mean an Option other than an Incentive Stock Option.

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(y)	“Option” shall mean an option to purchase shares of Company Stock granted pursuant to Section 6(b).

(z)	“Other Cash-Based Award” shall mean a right or other interest granted to a Participant pursuant to Section 6(g) hereof other than an Other Stock-Based Award entitling such Participant to receive a cash payment at such times, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

(aa)	“Other Stock-Based Award” shall mean a right or other interest granted to a Participant, valued in whole or in part by reference to, or otherwise based on, or related to, Company Stock pursuant to Section 6(g) hereof, including but not limited to: (i) unrestricted Company Stock awarded as a bonus or upon the attainment of performance goals or otherwise as permitted under the Plan; and (ii) a right granted to a Participant to acquire Company Stock from the Company containing terms and conditions prescribed by the Administrator.

(bb)	“Participant” shall mean an officer, director, employee or consultant of the Company to whom an Award is granted pursuant to the Plan, and, upon the death of the officer, director, employee or consultant, his or her successors, heirs, executors and administrators, as the case may be.

(cc)	“Performance Award” shall mean an Award granted to a Participant pursuant to Section 6(f) hereof.

(dd)	“Person” shall have the meaning set forth in Section 3(a)(9) of the Exchange Act, except that such term shall not include: (i) the Company; (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company; (iii) an underwriter temporarily holding securities pursuant to an offering of such securities; or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(ee)	“Restricted Stock” shall mean a share of Company Stock that is granted pursuant to the terms of Section 6(e) hereof.

(ff)	“Retirement” shall mean, in the case of employees, the termination of employment with the Company (other than for Cause) during or after the calendar year in which a Participant has or will reach (i) age 55 with ten years of service with the Company; or (ii) age 60 with five years of service with the Company. “Retirement” shall mean, in the case of directors, the termination of service with the Company (other than for Cause) during or after the calendar year in which a Participant has or will reach age 75 with five years of service with the Company.

(gg)	“Rule 16b-3” shall mean Rule 16b-3 promulgated under the Exchange Act, as amended from time to time.

(hh)	“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

(ii)	“Stock Appreciation Right” shall mean the right, granted to a Participant under Section 6(d), to be paid an amount measured by the appreciation in the Fair Market Value of a share of Company Stock from the date of grant to the date of exercise of the right, with payment to be made in cash and/or a share of Company Stock, as specified in the Award or determined by the Administrator.

(jj)	“Stock Bonus” shall mean a bonus payable in shares of Company Stock granted pursuant to Section 6(e) hereof.

(kk)	“Subsidiary” shall mean an entity (whether or not a corporation) that is wholly or majority owned or controlled, directly or indirectly, by the Company; provided, however, that with respect to Incentive Stock Options, the term “Subsidiary” shall include only an entity that qualifies under Section 424(f) of the Code as a “subsidiary corporation” with respect to the Company.

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3.  Administration of the Plan.

The Plan shall be administered by the Administrator, which shall be the Company’s Board of Directors or a Committee appointed by the Board of Directors. The Administrator shall have the authority, in its sole discretion, subject to and not inconsistent with the express terms and provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards shall be granted; to determine the type and number of Awards to be granted (including whether an Option granted is an Incentive Stock Option or a Nonstatutory Stock Option); to determine the number of shares of Company Stock to which an Award may relate and the terms, conditions, restrictions and performance criteria, if any, relating to any Award; to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, exchanged or surrendered; to make adjustments in the performance goals that may be required for any award in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company (to the extent not inconsistent with Section 162(m) of the Code, if applicable), or in response to changes in applicable laws, regulations, or accounting principles; to construe and interpret the Plan and any Award; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of Agreements; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

The Administrator may, in its absolute discretion, without amendment to the Plan, (a) accelerate the date on which any Option granted under the Plan becomes exercisable, waive or amend the operation of Plan provisions respecting exercise after termination of employment or otherwise adjust any of the terms of such Option; and (b) accelerate the vesting date, or waive any condition imposed hereunder, with respect to any Award or otherwise adjust any of the terms applicable to any such Award. Notwithstanding the foregoing, and subject to Sections 4(c) and 4(d), neither the Administrator nor its delegates shall have the authority to re-price (or cancel and/or re-grant) any Option, Stock Appreciation Right or, if applicable, other Award at a lower exercise, base or purchase price without first obtaining the approval of the Company’s stockholders.

Subject to Section 162(m) of the Code and except as required by Rule 16b-3 of the Exchange Act with respect to grants of Awards to individuals who are subject to Section 16 of the Exchange Act, or as otherwise required for compliance with Rule 16b-3 of the Exchange Act or other applicable law, the Administrator may delegate all or any part of its authority under the Plan to officers or managers of the Company.

Subject to Section 162(m) of the Code and Section 16 of the Exchange Act, to the extent the Administrator deems it necessary, appropriate or desirable to comply with foreign law or practices and to further the purpose of the Plan, the Administrator may, without amending this Plan, establish special rules applicable to Awards granted to Participants who are foreign nationals, are employed outside the United States, or both, including rules that differ from those set forth in the Plan, and grant Awards to such Participants in accordance with those rules.

All decisions, determinations and interpretations of the Administrator shall be final and binding on all persons with any interest in an Award, including the Company and the Participant (or any person claiming any rights under the Plan from or through any Participant). No member of the Administrator acting in their capacity as Administrator shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award.

4. Stock Subject to the Plan.

(a)	Shares Available for Awards. The maximum aggregate number of shares of Company Stock reserved for issuance under the Plan (all of which may be granted as Incentive Stock Options) shall be One Million Seven Hundred and Fifty Thousand (1,750,000) shares. Notwithstanding the foregoing, of the One Million Seven Hundred and Fifty Thousand (1,750,000) shares reserved for issuance under this Plan, no more than One Million (1,000,000) of such shares shall be issued as Full Value Awards. Shares of Company Stock reserved under the Plan may be authorized but unissued Company Stock or authorized and issued Company Stock held in the Company’s treasury. The Administrator may direct that any stock certificate evidencing shares issued pursuant to the Plan shall bear a legend setting forth such restrictions on transferability as may apply to such shares pursuant to the Plan.

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(b)	Individual Limitation. To the extent required by Section 162(m) of the Code, the total number of shares of Company Stock subject to Awards awarded to any one Participant during any tax year of the Company, shall not exceed Five Hundred Thousand (500,000) shares (subject to adjustment as provided herein).

(c)	Adjustment for Change in Capitalization. In the event that the Administrator shall determine that any dividend or other distribution (whether in the form of cash, Company Stock, or other property), recapitalization, Company Stock split, reverse Company Stock split, reorganization, reclassification, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event, affects the Company Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, then the Administrator shall make such equitable changes or adjustments as it deems necessary or appropriate to any or all of (i) the number and kind of shares of Company Stock that may thereafter be issued in connection with Awards; (ii) the number and kind of shares of Company Stock, securities or other property (including cash) issued or issuable in respect of outstanding Awards; (iii) the exercise price, grant price or purchase price relating to any Award; and (iv) the maximum number of shares subject to Awards which may be awarded to any employee during any tax year of the Company; provided that, with respect to Incentive Stock Options, any such adjustment shall be made in accordance with Section 424 of the Code; and provided further that, no such adjustment shall cause any Award hereunder which is or could be subject to Section 409A of the Code to fail to comply with the requirements of such section.

(d)	Specific Adjustments. Notwithstanding the foregoing, in connection with a spin-off or similar corporate transaction, the Administrator shall be required with respect to the Plan and to Awards granted thereunder to make adjustments described in this Section 4(d) that may include, but are not limited to, (i) the imposition of restrictions on any distribution with respect to Restricted Stock or similar Awards; and (ii) the substitution of comparable Options to purchase the common stock of another entity or Stock Appreciation Rights or Other Stock-Based Awards denominated in the securities of another entity, which may be settled in the form of cash, Company Stock, stock of such other entity, or other securities or property, as determined by the Administrator to the extent that any existing gain would otherwise be diminished without payment of adequate compensation to the holder of the award; and, in the event of such a substitution, references in this Plan and in the applicable Award Agreements thereunder to “Company Stock” or “Stock” shall be deemed to also refer to the securities of the other entity where appropriate.

(e)	Reuse of Shares. Except as set forth below, if any shares subject to an Award are forfeited, cancelled, exchanged or surrendered, or if an Award terminates or expires without a distribution of shares to the Participant, the shares of stock with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, withholding, termination or expiration, again be available for Awards under the Plan. Notwithstanding the foregoing, upon the exercise of any Award granted in tandem with any other Awards, such related Awards shall be cancelled to the extent of the number of shares of Company Stock as to which the Award is exercised and such number of shares shall no longer be available for Awards under the Plan. In addition, notwithstanding the forgoing, the shares of stock surrendered or withheld as payment of either the exercise price of an Option (including shares of stock otherwise underlying an Award of a Stock Appreciation Right that are retained by the Company to account for the appreciation base of such Stock Appreciation Right) and/or withholding taxes in respect of an Award shall no longer be available for Awards under the Plan.

5. Eligibility.

The persons who shall be eligible to receive Awards pursuant to the Plan shall be the individuals the Administrator shall select from time to time, who are employees (including officers of the Company and its Subsidiaries, whether or not they are directors of the Company or its Subsidiaries), Nonemployee Directors, and consultants of the Company and its Subsidiaries; provided, that Incentive Stock Options shall be granted only to employees (including officers and directors who are also employees) of the Company or its Subsidiaries.

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6. Awards Under the Plan.

(a)	Agreement. The Administrator may grant Awards in such amounts and with such terms and conditions as it shall determine in its sole discretion, subject to the terms and provisions of the Plan. Each Award granted under the Plan shall be evidenced by an Agreement as the Administrator may in its sole discretion deem necessary or desirable and unless Administrator determines otherwise, such Agreement must be signed, acknowledged and returned by the Participant to the Company. Unless the Administrator determines otherwise, any failure by the Participant to sign and return the Award Agreement within such reasonable period of time following the granting of the Award as the Administrator shall prescribe shall cause such Award to the Participant to be null and void. By accepting an Award or other benefits under the Plan (including participation in the Plan), each Participant shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, all provisions of the Plan and the Award Agreement.

(b)	Stock Options.

(i)	Grant of Stock Options. The Administrator may grant Options under the Plan to purchase shares of Company Stock in such amounts and subject to such terms and conditions as it shall from time to time determine in its sole discretion, subject to the terms and provisions of the Plan. The exercise price of the share purchasable under an Option shall be determined by the Administrator but in no event shall the exercise price be less than the Fair Market Value per share on the grant date of such Option. The date as of which the Administrator adopts a resolution granting an Option shall be considered the day on which such Option is granted unless such resolution specifies a later date.

(ii)	Identification. Each Option shall be clearly identified in the applicable Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option and shall state the number of shares of Company Stock to which the Option (and/or each type of Option) relates.

(c)	Special Requirements for Incentive Stock Options.

(i)	To the extent that the aggregate Fair Market Value of shares of Company Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under the Plan and any other stock option plan of the Company shall exceed $100,000, such Options shall be treated as Nonstatutory Stock Options. Such Fair Market Value shall be determined as of the date on which each such Incentive Stock Option is granted.

(ii)	No Incentive Stock Option may be granted to an individual if, at the time of the proposed grant, such individual owns (or is deemed to own under the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company unless (A) the exercise price of such Incentive Stock Option is at least 110% of the Fair Market Value of a share of Company Stock at the time such Incentive Stock Option is granted and (B) such Incentive Stock Option is not exercisable after the expiration of five years from the date such Incentive Stock Option is granted.

(d)	Stock Appreciation Rights.

(i)	The Administrator may grant a related Stock Appreciation Right in connection with all or any part of an Option granted under the Plan, either at the time such Option is granted or at any time thereafter prior to the exercise, termination or cancellation of such Option, and subject to such terms and conditions as the Administrator shall from time to time determine in its sole discretion, consistent with the terms and provisions of the Plan, provided, however, that in no event shall the appreciation base of the shares of Company Stock subject to the Stock Appreciation Right be less than the Fair Market Value per share on the grant date of such Stock Appreciation Right. The holder of a related Stock Appreciation Right shall, subject to the terms and conditions of the Plan and the applicable Award Agreement, have the right by exercise thereof to surrender to the Company for cancellation all or a portion of such related Stock Appreciation Right, but only to the extent that the related Option is then exercisable, and to be paid therefor an amount equal to the excess (if any) of (i) the aggregate Fair Market Value of the shares of Company Stock subject to the related Stock Appreciation Right or portion thereof surrendered (determined as of the exercise date) over (ii) the aggregate appreciation base of the shares of Company Stock subject to the Stock Appreciation Right or portion thereof surrendered. Upon any exercise of a related Stock Appreciation Right or any portion thereof, the number of shares of Company Stock subject to the related Option shall be reduced by the number of shares of Company Stock in respect of which such Stock Appreciation Right shall have been exercised.

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(ii)	The Administrator may grant unrelated Stock Appreciation Rights in such amount and subject to such terms and conditions, as the Administrator, shall from time to time determine in its sole discretion, subject to the terms and provisions of the Plan, provided, however, that in no event shall the appreciation base of the shares of Company Stock subject to the Stock Appreciation Right be less than the Fair Market Value per share on the grant date of such Stock Appreciation Right. The holder of an unrelated Stock Appreciation Right shall, subject to the terms and conditions of the Plan and the applicable Award Agreement, have the right to surrender to the Company for cancellation all or a portion of such Stock Appreciation Right, but only to the extent that such Stock Appreciation Right is then exercisable, and to be paid therefor an amount equal to the excess (if any) of (x) the aggregate Fair Market Value of the shares of Company Stock subject to the Stock Appreciation Right or portion thereof surrendered (determined as of the exercise date), over (y) the aggregate appreciation base of the shares of Company Stock subject to the Stock Appreciation Right or portion thereof surrendered.

(iii)	The grant or exercisability of any Stock Appreciation Right shall be subject to such conditions as the Administrator in its sole discretion, shall determine.

(e)	Restricted Stock and Stock Bonus.

(i)	The Administrator may grant Restricted Stock awards, alone or in tandem with other Awards under the Plan, subject to such restrictions, terms and conditions, as the Administrator shall determine in its sole discretion and as shall be evidenced by the applicable Award Agreements. The vesting of a Restricted Stock award granted under the Plan may be conditioned upon the completion of a specified period of employment or service with the Company or any Subsidiary, upon the attainment of specified performance goals, and/or upon such other criteria as the Administrator may determine in its sole discretion.

(ii)	Each Agreement with respect to a Restricted Stock award shall set forth the amount (if any) to be paid by the Participant with respect to such Award and when and under what circumstances such payment is required to be made.

(iii)	The Administrator may, upon such terms and conditions as the Administrator determines in its sole discretion, provide that a certificate or certificates representing the shares underlying a Restricted Stock award shall be registered in the Participant’s name and bear an appropriate legend specifying that such shares are not transferable and are subject to the provisions of the Plan and the restrictions, terms and conditions set forth in the applicable Award Agreement, or that such certificate or certificates shall be held in escrow by the Company on behalf of the Participant until such shares become vested or are forfeited. Except as provided in the applicable Award Agreement, no shares underlying a Restricted Stock award may be assigned, transferred, or otherwise encumbered or disposed of by the Participant until such shares have vested in accordance with the terms of such Award.

(iv)	If and to the extent that the applicable Award Agreement may so provide, a Participant shall have the right to vote and receive dividends on the shares underlying a Restricted Stock award granted under the Plan. Unless otherwise provided in the applicable Award Agreement, any stock received as a dividend on or in connection with a stock split of the shares underlying a Restricted Stock award shall be subject to the same restrictions as the shares underlying such Restricted Stock award.

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(v)	The Administrator may grant Stock Bonus awards, alone or in tandem with other Awards under the Plan, subject to such terms and conditions as it shall determine in its sole discretion and as may be evidenced by the applicable Award Agreement.

(f)	Performance Awards.

(i)	The Administrator may grant Performance Awards, alone or in tandem with other Awards under the Plan, to acquire shares of Company Stock in such amounts and subject to such terms and conditions as the Administrator shall from time to time in its sole discretion determine, subject to the terms of the Plan. To the extent necessary to satisfy the short-term deferral exception to Section 409A of the Code, unless the Administrator shall determine otherwise, the Performance Awards shall provide that payment shall be made within 2 1/2 months after the end of the year in which the Participant has a legally binding vested right to such award.

(ii)	In the event that the Administrator grants a Performance Award or other Award (other than Nonstatutory Stock Option or Incentive Stock Option or a Stock Appreciation Right) that is intended to constitute qualified performance-based compensation within the meaning Section 162(m) of the Code, the following rules shall apply (as such rules may be modified by the Administrator to conform with Section 162(m) of the Code and the Treasury Regulations thereunder as may be in effect from time to time, and any amendments, revisions or successor provisions thereto): (a) payments under the Performance Award shall be made solely on account of the attainment of one or more objective performance goals established in writing by the Administrator not later than 90 days after the commencement of the period of service to which the Performance Award relates (but in no event after 25% of the period of service has elapsed); (b) the performance goal(s) to which the Performance Award relates shall be based on one or more of the following business criteria applied to the Participant and/or a business unit or the Company and/or a Subsidiary: (1) scientific progress; (2) product development progress; (3) business development progress; (4) sales; (5) sales growth; (6) earnings growth; (7) cash flow or cash position; (8) gross margins; (9) stock price; (10) financings (issuance of debt or equity); (11) market share; (12) total shareholder return; (13) net revenues; (14) earnings per share of Company Stock; (15) net income (before or after taxes); (16) return on assets; (17) return on sales; (18) return on assets; (19) equity or investment; (20) improvement of financial ratings; (21) achievement of balance sheet or income statement objectives; (22) total stockholder return; (23) earnings from continuing operations; levels of expense; cost or liability; (24) earnings before all or any interest; taxes; depreciation and/or amortization (“EBIT”; “EBITA” or “EBITDA”); (25) cost reduction goals; (26) business development goals (including without limitation product launches and other business development-related opportunities); (27) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans; including strategic mergers; acquisitions or divestitures; (28) meeting specified market penetration or value added goals; (29) development of new technologies (including patent application or issuance goals); and (30) any combination of; or a specified increase or decrease of one or more of the foregoing over a specified period; and (c) once granted, the Administrator may not have discretion to increase the amount payable under such Award, provided, however, that whether or not an Award is intended to constitute qualified performance-based compensation within the meaning of Section 162(m) of the Code, the Administrator, to the extent provided by the Administrator at the time the Award is granted or as otherwise permitted under Section 162(m) of the Code, shall have the authority to make appropriate adjustments in performance goals under an Award to reflect the impact of extraordinary items not reflected in such goals. For purposes of the Plan, extraordinary items shall be defined as (1) any profit or loss attributable to acquisitions or dispositions of stock or assets including, without limitation, licenses; (2) any changes in accounting standards that may be required or permitted by the Financial Accounting Standards Board or adopted by the Company after the goal is established; (3) all items of gain, loss or expense for the year related to restructuring charges for the Company; (4) all items of gain, loss or expense for the year determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business; (5) all items of gain, loss or expense for the year related to discontinued operations that do not qualify as a segment of a business as defined in APB Opinion No. 30; and (6) such other items as may be prescribed by Section 162(m) of the Code and the Treasury Regulations thereunder as may be in effect from time to time, and any amendments, revisions or successor provisions and any changes thereto. The Board of Directors or the Committee shall, prior to making payment under any award under this Section 6(f), certify in writing that all applicable performance goals have been attained. Notwithstanding anything to the contrary contained in the Plan or in any applicable Award Agreement, no dividends or dividend equivalents will be paid with respect to unvested Performance Awards.

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(g)	Other Stock-Based Award; Cash-Based Award.

(i)	The Administrator is authorized to grant Awards to Participants in the form of Other Stock-Based Awards or Other Cash-Based Awards, as deemed by the Administrator to be consistent with the purposes of the Plan. To the extent necessary to satisfy the short-term deferral exception to Section 409A of the Code, unless the Administrator shall determine otherwise, the awards shall provide that payment shall be made within 2½ months after the end of the year in which the Participant has a legally binding vested right to such award. With respect to Other Cash-Based Awards intended to qualify as performance based compensation under Section 162(m) of the Code, (i) the maximum value of the aggregate payment that any Participant may receive with respect to any such Other Cash-Based Award shall be in such amounts and subject to such terms and conditions as the Board of Directors or the Committee shall determine; (ii) the maximum value of the aggregate payment that any Participant may receive with respect to any such Other Cash-Based Award that is a Long-Term Incentive Award is the highest amount paid pursuant to clause (i) above multiplied by a fraction, the numerator of which is the number of months in the performance period and the denominator of which is twelve, and (iii) such additional rules set forth in Section 6(f) applicable to Awards intended to qualify as performance-based compensation under Section 162(m) shall apply. The Administrator may establish such other rules applicable to the Other Stock-Based Awards or Cash-Based Awards to the extent not inconsistent with Section 162(m) of the Code.

(h)	Exercisability of Awards; Cancellation of Awards in Certain Cases.

(i)	Except as hereinafter provided, each Agreement with respect to an Option or Stock Appreciation Right shall set forth the period during which and the conditions subject to which the Option or Stock Appreciation Right evidenced thereby shall be exercisable, and each Agreement with respect to a Restricted Stock award, Stock Bonus award, Performance Award or other Award shall set forth the period after which and the conditions subject to which amounts underlying such Award shall vest or be deliverable, all such periods and conditions to be determined by the Administrator in its sole discretion.
(ii)	Except as provided in Section 7(d) hereof, no Option or Stock Appreciation Right may be exercised and no shares of Company Stock underlying any other Award under the Plan may vest or become deliverable more than ten years after the date of grant (the “Stated Expiration Date”).

(iii)	Except as provided in Section 7 hereof, no Option or Stock Appreciation Right may be exercised and no shares of Common Stock underlying any other Award under the Plan may vest or become deliverable unless the Participant is at such time in the employ (for Participants who are employees) or service (for Participants who are Nonemployee Directors or consultants) of the Company or a Subsidiary (or a company, or a parent or subsidiary company of such company, issuing or assuming the relevant right or award in a Change in Control) and has remained continuously so employed or in service since the relevant date of grant of the Award.

(iv)	An Option or Stock Appreciation Right shall be exercisable by the filing of a written notice of exercise or a notice of exercise in such other manner with the Company, on such form and in such manner as the Administrator in its sole discretion prescribe, and by payment in accordance with Section 6(i) hereof.

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(v)	Unless the applicable Award Agreement provides otherwise, the “Option exercise date” and the “Stock Appreciation Right exercise date” shall be the date that the written notice of exercise, together with payment, are received by the Company.

(i)	Payment of Award Price.

(i)	Unless the applicable Award Agreement provides otherwise or the Administrator in its sole discretion otherwise determines, any written notice of exercise of an Option or Stock Appreciation Right must be accompanied by payment of the full Option or Stock Appreciation Right exercise price.

(ii)	Payment of the Option exercise price and of any other payment required by the Award Agreement to be made pursuant to any other Award shall be made in any combination of the following: (a) by certified or official bank check payable to the Company (or the equivalent thereof acceptable to the Administrator); (b) with the consent of the Administrator its sole discretion, by personal check (subject to collection) which may in the discretion of the Administrator be deemed conditional; (c) unless otherwise provided in the applicable Award Agreement, and as permitted by the Administrator by delivery of previously-acquired shares of Common Stock owned by the Participant having a Fair Market Value (determined as of the Option exercise date, in the case of Options, or other relevant payment date as determined by the Administrator, in the case of other Awards) equal to the portion of the exercise price being paid thereby; and/or (d) unless otherwise provided in applicable Award Agreement, and as permitted by the Administrator, on a net-settlement basis with the Company withholding the amount of Common Stock sufficient to cover the exercise price and tax withholding obligation. Payment in accordance with clause (a) of this Section 6(i)(ii) may be deemed to be satisfied, if and to the extent that the applicable Award Agreement so provides or the Administrator permits, by delivery to the Company of an assignment of a sufficient amount of the proceeds from the sale of Company Stock to be acquired pursuant to the Award to pay for all of the Company Stock to be acquired pursuant to the Award and an authorization to the broker or selling agent to pay that amount to the Company and to effect such sale at the time of exercise or other delivery of shares of Company Stock.

7. Termination of Employment.

(a)	Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, upon termination of a Participant’s employment or service with the Company and its Subsidiaries by the Company or its Subsidiary for Cause (or in the case of a Nonemployee Director upon such Nonemployee Director’s failure to be renominated as Nonemployee Director of the Company), the portions of outstanding Awards granted to such Participant that are exercisable as of the date of such termination of employment or service shall remain exercisable, and any payment or notice provided for under the terms of any other outstanding Award as respects the portion thereof that is vested as of the date of such termination of employment or service, may be given, for a period of ninety (90) days from and including the date of termination of employment or service (and shall thereafter terminate). All portions of outstanding Awards granted to such Participant that are not exercisable as of the date of such termination of employment or service, and any other outstanding Award which is not vested as of the date of such termination of employment or service shall terminate upon the date of such termination of employment or service.

(b)	Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, upon termination of the Participant’s employment or service with the Company and its Subsidiaries for any reason other than as described in subsection (a), (c), (d) or (e) hereof, the portions of outstanding Awards granted to such Participant that are exercisable as of the date of such termination of employment or service shall remain exercisable for a period of ninety (90) days (and shall terminate thereafter), and any payment or notice provided for under the terms of any other outstanding Award as respects the portion thereof vested as of the date of termination of employment or service may be given, for a period of ninety (90) days from and including the date of termination of employment or service (and shall terminate thereafter). All additional portions of outstanding Awards granted to such Participant that are not exercisable as of the date of such termination of employment or service, and any other outstanding Award that is not vested as of the date of such termination of employment or service shall terminate upon the date of such termination of employment or service.

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(c)	Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, if the Participant voluntarily Retires with the consent of the Company or the Participant’s employment or service terminates due to Disability, all outstanding Awards (except, in the event a Participant voluntarily Retires, with respect to Awards (other than Options and Stock Appreciation Rights) intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code) granted to such Participant shall continue to vest in accordance with the terms of the applicable Award Agreements. The Participant shall be entitled to exercise each such Award and to make any payment, give any notice or to satisfy other condition under each such other Award, in each case, for a period of one year from and including the later of (i) the date such entire Award becomes vested or exercisable in accordance with the terms of such Award and (ii) the date of Retirement, and thereafter such Awards or parts thereof shall be canceled. Notwithstanding the foregoing, the Administrator in its sole discretion may provide for a longer or shorter period for exercise of an Award or may permit a Participant to continue vesting under an Award or to make any payment, give any notice or to satisfy other condition under any other Award.

(d)	Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, if the Participant’s employment or service terminates by reason of death, or if the Participant’s employment or service terminates under circumstances providing for continued rights under subsection (b), (c) or (e) of this Section 7 and during the period of continued rights described in subsection (b), (c) or (e) the Participant dies, all outstanding Awards granted to such Participant shall vest and become fully exercisable (if applicable), and any payment or notice provided for under the terms of any other outstanding Award may be immediately paid or given and any condition may be satisfied, by the person to whom such rights have passed under the Participant’s will (or if applicable, pursuant to the laws of descent and distribution) for a period of one year from and including the date of the Participant’s death and thereafter all such Awards or parts thereof shall be canceled.

(e)	Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, upon termination of a Participant’s employment or service with the Company and its Subsidiaries (i) by the Company or its Subsidiaries without Cause (including, in case of a Nonemployee Director, the failure to be elected as a Nonemployee Director); or (ii) by the Participant for “good reason” or any like term as defined under any employment agreement with the Company or a Subsidiary to which a Participant may be a party to, the portions of outstanding Awards granted to such Participant which are exercisable as of the date of termination of employment or service of such Participant shall remain exercisable, and any payment or notice provided for under the terms of any other outstanding Award as respects the portion thereof vested as of the date of termination of employment or service may be given, for a period of one year from and including the date of termination of employment or service and shall terminate thereafter.

(f)	Notwithstanding anything in this Section 7 to the contrary, no Option or Stock Appreciation Right may be exercised and no shares of Company Stock underlying any other Award under the Plan may vest or become deliverable past the Stated Expiration Date. In addition, the Administrator in its sole discretion, and in accordance with Section 409A of the Code, shall determine (i) for purposes of the Plan, whether any termination of employment or service is a voluntary Retirement with the Company’s consent or is due to Disability for purposes of the Plan; (ii) whether any leave of absence (including any short-term or long-term Disability or medical leave) constitutes a termination of employment or service, or a failure to have remained continuously employed or in service, for purposes of the Plan (regardless of whether such leave or status would constitute such a termination or failure for purposes of employment law); (iii) the applicable date of any such termination of employment or service; and (iv) the impact, if any, of any of the foregoing on Awards under the Plan.

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8. Effect of Change in Control.

Unless otherwise determined in an Award Agreement, in the event of a Change in Control:

(a)	With respect to each outstanding Award that is assumed or substituted in connection with a Change in Control, in the event of a termination of a Participant’s employment or service by the Company without Cause during the 12-month period following such Change in Control, on the date of such termination (i) such Award shall become fully vested and, if applicable, exercisable; (ii) the restrictions, payment conditions, and forfeiture conditions applicable to any such Award granted shall lapse; and (iii) any performance conditions imposed with respect to Awards shall be deemed to be fully achieved at target levels.

(b)	For purposes of this Section 8, an Award shall be considered assumed or substituted if, following the Change in Control, the Award remains subject to the same terms and conditions that were applicable to the Award immediately prior to the Change in Control except that, if the Award related to shares of Company Stock, the Award instead confers the right to receive common stock of the acquiring entity.

(c)	With respect to each outstanding Award that is not assumed or substituted in connection with a Change in Control, immediately upon the occurrence of the Change in Control, (i) such Award shall become fully vested and, if applicable, exercisable; (ii) the restrictions, payment conditions, and forfeiture conditions applicable to any such Award granted shall lapse; and (iii) any performance conditions imposed with respect to Awards shall be deemed to be fully achieved at target levels.

(d)	Notwithstanding any other provision of the Plan: (i) in the event of a Change in Control, except as would otherwise result in adverse tax consequences under Section 409A of the Code, the Board may, in its sole discretion, provide that each Award shall, immediately upon the occurrence of a Change in Control, be cancelled in exchange for a payment in cash or securities in an amount equal to (x) the excess of the consideration paid per Share in the Change in Control over the exercise or purchase price (if any) per Share subject to the Award multiplied by (y) the number of Shares granted under the Award; and (ii) with respect to any Award that constitutes a deferral of compensation subject to Section 409A of the Code, in the event of a Change in Control that does not constitute a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company under Section 409A(a)(2)(A)(v) of the Code and regulations thereunder, such Award shall be settled in accordance with its original terms or at such earlier time as permitted by Section 409A of the Code.

9. Miscellaneous.

(a)	The Administrator may specify in an Award Agreement at the time of the Award that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events shall include, but shall not be limited to, termination of service for Cause, violation of material Company policies, breach of non-competition, confidentiality or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company. Notwithstanding any other provision hereof, the Administrator shall have the right at any time to deny or delay a Participant’s exercise of Options if such Participant is reasonably believed by the Administrator to have engaged in material conduct adverse to the interests of the Company.

(b)	Participants are and at all times shall remain subject to the trading window policies adopted by the Company from time to time throughout the period of time during which they may exercise Options, Stock Appreciation Rights or sell shares of Company Stock acquired pursuant to the Plan.

10. No Special Employment Rights, No Right to Award.

(a)	Nothing contained in the Plan or any Agreement shall confer upon any Participant any right with respect to the continuation of employment or service by the Company or interfere in any way with the right of the Company, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or service or to increase or decrease the compensation of the Participant.

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(b)	No person shall have any claim or right to receive an Award hereunder. The granting of an Award to a Participant at any time shall neither require the Company to grant any other Award to such Participant or other person at any time or preclude the Company from making subsequent grants to such Participant or any other person.

11. Securities Matters; No Assignment or Transfer.

(a)	The Company shall be under no obligation to effect the registration pursuant to the Securities Act of any interests in the Plan or any shares of Company Stock to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates evidencing shares of Company Stock pursuant to the Plan unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange or securities market on which shares of Company Stock are traded. The Administrator may require, as a condition of the issuance and delivery of certificates evidencing shares of Company Stock pursuant to the terms hereof, that the recipient of such shares make such agreements and representations, and that such certificates bear such legends, as the Administrator in its sole discretion, deems necessary or desirable.

(b)	The transfer of any shares of Company Stock hereunder shall be effective only at such time as counsel to the Company shall have determined that the issuance and delivery of such shares is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange or securities market on which shares of Company Stock are traded. The Administrator may, in its sole discretion, defer the effectiveness of any transfer of shares of Company Stock hereunder in order to allow the issuance of such shares to be made pursuant to registration or an exemption from registration or other methods for compliance available under federal or state securities laws. The Administrator shall inform the Participant in writing of its decision to defer the effectiveness of a transfer. During the period of such deferral in connection with the exercise of an Award, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

12. Withholding Taxes.

(a)	Whenever cash is to be paid pursuant to an Award, the Company shall have the right to deduct therefrom an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto.

(b)	Whenever shares of Company Stock are to be delivered pursuant to an Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any federal, state and local (including jurisdictions outside the United States) withholding tax requirements related thereto. With the approval of the Administrator a Participant may satisfy the foregoing requirement by electing to have the Company withhold from delivery shares of Company Stock having a value equal to the minimum amount of tax required to be withheld. Such shares shall be valued at their Fair Market Value on the date of which the amount of tax to be withheld is determined. Fractional share amounts shall be settled in cash. Such a withholding election may be made with respect to all or any portion of the shares to be delivered pursuant to an Award.

13. Non-Competition and Confidentiality.

The Administrator may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be conditioned upon the Participant making a representation regarding compliance with non-competition, confidentiality or other restrictive covenants that may apply to the Participant and providing that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment on account of a breach of such representations.

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14. Notification of Election Under Section 83(b) of the Code.

If any Participant shall, in connection with the acquisition of shares of Company Stock under the Plan, make the election permitted under Section 83(b) of the Code, such Participant shall notify the Company of such election within 10 days of filing notice of the election with the Internal Revenue Service.

15. Amendment or Termination of the Plan.

The Administrator may, at any time, suspend or terminate the Plan or revise or amend it in any respect whatsoever; provided, however, that the requisite stockholder approval shall be required if and to the extent the Administrator determines that such approval is appropriate or necessary for purposes of satisfying Section 162(m) or Section 422 of the Code, Rule 16b-3 or other applicable laws, rules or regulations. Awards may be granted under the Plan prior to the receipt of such stockholder approval of the Plan but each such grant shall be subject in its entirety to such approval and no Award may be exercised, vested or otherwise satisfied prior to the receipt of such approval. No amendment or termination of the Plan may, without the consent of a Participant, adversely affect the Participant’s rights under any outstanding Award.

16. Transferability; Nonassignability.

(a)	Awards under the Plan shall not be assignable or transferable by the Participant, except by will or by the laws of descent and distribution, and shall not be subject in any manner to assignment, alienation, pledge, encumbrance or charge. Notwithstanding the foregoing, the Administrator may provide in an Award Agreement that the Participant shall have the right to designate a Beneficiary or Beneficiaries who shall be entitled to any rights, payments or other benefits specified under an Award following the Participant’s death. During the lifetime of a Participant, an Award shall be exercised only by such Participant or such Participant’s guardian or legal representative. In the event of a Participant’s death, an Award may, to the extent permitted by the Award Agreement, be exercised by the Participant’s Beneficiary as designated by the Participant in the manner prescribed by the Administrator or, in the absence of an authorized Beneficiary designation, by the legatee of such Award under the Participant’s will or by the Participant’s estate in accordance with the Participant’s will or the laws of descent and distribution, in each case in the same manner and to the same extent that such Award was exercisable by the Participant on the date of the Participant’s death.

(b)	Notwithstanding anything else in this Section 16 to the contrary, the Administrator may in its discretion provide in an Award Agreement that an Award in the form of a Nonstatutory Stock Option, share-settled Stock Appreciation Right, Restricted Stock, or share-settled Other Stock-Based Award may be transferred, on such terms and conditions as the Administrator deems appropriate, either (i) by will or by the laws of descent and distribution; (ii) by instrument to a Beneficiary; (ii) by instrument to an inter vivos or testamentary trust (or other entity) in which the Award is to be passed to the Participant’s designated beneficiaries; or (iii) with the prior written approval of the Company, by gift, in a form acceptable to the Company. Any transferee of the Participant’s rights shall succeed and be subject to all of the terms of the applicable Award Agreement and the Plan.

17. Effective Date and Term of Plan.

The Plan came into existence on the date that the Plan was adopted by the Board of Directors. However, no Award may be granted under the Plan prior to the IPO Date. In addition, the Plan shall be subject to the requisite approval of the stockholders of the Company. Unless earlier terminated by the Board of Directors, the right to grant Awards under the Plan shall terminate on the close of business on August 30, 2027. Awards outstanding at Plan termination shall remain in effect according to their terms and the provisions of the Plan.

18. Applicable Law.

Except to the extent preempted by any applicable federal law, the Plan shall be construed and administered in accordance with the laws of the State of Delaware, without reference to its principles of conflicts of law.

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19. Participant Rights.

(a)	No Participant shall have any claim to be granted any award under the Plan, and there is no obligation for uniformity of treatment for Participants. Except as provided specifically herein, a Participant or a transferee of an Award shall have no rights as a stockholder with respect to any shares covered by any award until the date of the issuance of the Award to him or her for such shares (which may be certificated or uncertificated as stated herein).

(b)	Determinations by the Administrator under the Plan relating to the form, amount and terms and conditions of grants and Awards need not be uniform, and may be made selectively among persons who receive or are eligible to receive grants and awards under the Plan, whether or not such persons are similarly situated.

20. Unfunded Status of Awards.

The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Agreement shall give any such Participant any rights that are greater than those of a general creditor of the Company.

21. No Fractional Shares.

No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan. The Administrator shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

22. Interpretation.

The Plan is designed and intended, to the extent applicable, to comply with Section 162(m) of the Code, and to provide for grants and other transactions which are exempt under Rule 16b-3, and all provisions hereof shall be construed in a manner to so comply. Awards under the Plan are intended to comply with Code Section 409A to the extent subject thereto and the Plan and all Awards shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date of the Plan. Notwithstanding any provision in the Plan to the contrary, no payment or distribution under this Plan that constitutes an item of deferred compensation under Code Section 409A and becomes payable by reason of a Participant’s termination of employment or service with the Company will be made to such Participant until such Participant’s termination of employment or service constitutes a “separation from service” (as defined in Code Section 409A). For purposes of this Plan, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Code Section 409A. If a Participant is a “specified employee” (as defined in Code Section 409A), then to the extent necessary to avoid the imposition of taxes under Code Section 409A, such Participant shall not be entitled to any payments upon a termination of his or her employment or service until the earlier of: (i) the expiration of the six (6)-month period measured from the date of such Participant’s “separation from service” or (ii) the date of such Participant’s death. Upon the expiration of the applicable waiting period set forth in the preceding sentence, all payments and benefits deferred pursuant to this Section 22 (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such deferral) shall be paid to such Participant in a lump sum as soon as practicable, but in no event later than sixty (60) calendar days following such expired period, and any remaining payments due under this Plan will be paid in accordance with the normal payment dates specified for them herein.

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